UHY LLP
Certified Public Accountants

19 West 44th Street, 12th Floor
New York, NY 10036-6101

Phone 212-381-4700
Fax 212-381-4811
Web www.uhy-us.com

November 10, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated October 19, 2011 of China Marketing Media Holdings, Inc., (the "Registrant") filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. We have no basis to agree or disagree with other statements of the Registrant contained therein.

Very truly yours,

UHY LLP

UHY LLP